EXHIBIT 99.1

AVX Corporation Announces Preliminary Third Quarter Results

GREENVILLE, S.C. -- January 26, 2011-- AVX Corporation (NYSE:  AVX) AVX today reported preliminary unaudited results for the third quarter ended December 31, 2010.

Highlights:

•	Revenue for the December 2010 quarter of $405.9 million increased 21% from the third quarter of last year.
•	Gross profit margin at 28% improved from 23% in the same quarter last year.
•	Net income of $60.6 million, or $0.36 per share, for the December 2010 quarter increased over the $0.24 per share for the December quarter last year.
•	Dividends of $7.6 million, or at a $0.18 per share annual rate, were paid during the December quarter.

Chief Executive Officer and President, John Gilbertson, stated, “The third quarter continued to show improving strength over last year.  AVX’s sales grew 21% compared to the same quarter last year and margins held firm with gross profit at 28% of sales, five points higher than last year.  Strong operating results and a high margin mix of products continue to strengthen the Company.”

For the quarter ended December 31, 2010, net sales were $405.9 million. Gross profit of $114.6 million was 28.2% of sales. Net income for the quarter was $60.6 million, or $0.36 per diluted share.

Chief Financial Officer, Kurt Cummings, stated, “Our results reflect the Company’s continued focus on improving manufacturing and operating leverage on increasing sales. The Company’s financial position remains strong with cash and cash equivalents and short and long-term investments in securities of $996.6 million and no debt at December 31, 2010. This financial strength has allowed the Company to continue to invest in critical manufacturing materials and personnel resources. During the quarter, the Company paid $7.6 million of dividends to stockholders and spent $2.3 million to repurchase shares of AVX stock on the open market which are held as treasury stock.”

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2010	2009	2010
Net sales	$334,958	$405,862	$937,520	$1,233,038
Cost of sales	262,413	291,265	744,785	893,417
Vendor Settlement	(5,000)	-	(5,000)	-
Restructuring charges	1,451	-	2,763	-
Gross profit	76,094	114,597	194,972	339,621
Selling, general & admin. expense	27,891	31,825	82,286	92,195
Restructuring charges	979	-	1,736	-
Other operating (income)/expense	(2,970)	-	(2,970)	-
Profit from operations	50,194	82,772	113,920	247,426
Other income	532	2,510	5,028	7,138
Income before income taxes	50,726	85,282	118,948	254,564
Provision for taxes	10,300	24,730	22,600	73,821
Net income	$40,426	$60,552	$96,348	$180,743

Basic income per share	$0.24	$0.36	$0.57	$1.06
Diluted income per share	$0.24	$0.36	$0.57	$1.06

Weighted average common
shares outstanding:
Basic	170,277	169,929	170,304	169,997
Diluted	170,277	170,326	170,304	170,335

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	December 31,
	2010	2010
Assets
Cash and cash equivalents	$415,974	$332,389
Short-term investments in securities	262,709	391,754
Available-for-sale securities	9,767	3,569
Accounts receivable, net	195,983	216,325
Inventories	357,105	442,103
Other current assets	74,820	79,813
Total current assets	1,316,358	1,465,953
Long-term investments in securities	219,993	264,993
Long-term available-for-sale securities	5,339	3,905
Property, plant and equipment, net	247,029	232,168
Goodwill and other intangibles	249,412	246,102
Other assets	13,361	9,051

TOTAL ASSETS	$2,051,492	$2,222,172

Liabilities and Stockholders' Equity
Accounts payable	$104,421	$115,701
Income taxes payable and accrued expenses	88,852	95,257
Total current liabilities	193,273	210,958
Other liabilities	57,212	53,094

TOTAL LIABILITIES	250,485	264,052

TOTAL STOCKHOLDERS' EQUITY	1,801,007	1,958,120

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,051,492	$2,222,172

Contact:
AVX Corporation, Greenville
Kurt Cummings
864-967-9303
finance@avxus.com